UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2017

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Chief Executive Officer

On November 21, 2017, IAC/InterActiveCorp (the “Registrant” or “IAC”) and Mr. Joseph Levin, Chief Executive Officer of IAC, entered into an employment agreement (the “Employment Agreement”).

Term. The Employment Agreement has a scheduled term of three years from the effective date (November 21, 2017) and provides for automatic renewals for successive one year terms absent written notice from IAC or Mr. Levin ninety (90) days prior to the expiration of the then current term.

Compensation.  The Employment Agreement provides that during the term, Mr. Levin will be eligible to receive an annual base salary (currently $1,000,000), discretionary annual cash bonuses, equity awards and such other employee benefits as may be reasonably determined by the Compensation and Human Resources Committee of IAC’s Board of Directors.

Severance.  Upon a termination of Mr. Levin’s employment by IAC without “cause” (and other than by reason of death or disability), Mr. Levin’s resignation for “good reason” or the timely delivery of a non-renewal notice by IAC (a “Qualifying Termination”), subject to the execution and non-revocation of a release and compliance with the restrictive covenants set forth below:

(i)                                     IAC will continue to pay Mr. Levin his annual base salary through the later of (x) the end of the then-current Term and (y) twelve (12) months from the date of such termination or resignation (the longer of (x) and (y), the “Severance Period”);

(ii)                                  all unvested IAC equity awards held by Mr. Levin on the Effective Date (the “Pre-Existing Awards”) that remain outstanding as of the date of the Qualifying Termination and would have otherwise vested during the Severance Period shall vest as of the date of such Qualifying Termination;

(iii)                               all unvested IAC equity awards (including cliff vesting awards, if any, which shall be pro-rated as though such awards had an annual vesting schedule) held by Mr. Levin on the date of the Qualifying Termination (other than any awards accelerated pursuant to clause (ii) above) and that would have otherwise vested during the twelve (12) month period immediately following the date of such Qualifying Termination shall vest as of the date of such Qualifying Termination; and

(iv)                              all vested and outstanding IAC stock options held by Mr. Levin as of the date of such Qualifying Termination (including any stock options that vested pursuant to the acceleration rights described in (ii) and (iii) above), shall remain outstanding and exercisable for eighteen (18) months from the date of such Qualifying Termination.

In the event of Mr. Levin’s death, (i) IAC shall pay his designated beneficiary Mr. Levin’s base salary through the end of the month in which death occurs and (ii) Mr. Levin’s estate shall be entitled to the rights and benefits described in clauses (iii) and (iv) above; provided that the benefits provided by clause (iii) above shall also be applicable to Pre-Existing Awards.

Restrictive Covenants.    Pursuant to his agreement, Mr. Levin is bound by a covenant not to compete with IAC and its businesses during the term of his employment and the Severance Period and by covenants not to solicit IAC’s employees or business partners during the term of his employment and for eighteen (18) months after a Qualifying Termination.  In addition, Mr. Levin has agreed not to use or disclose any confidential information of IAC or its affiliates and to be bound be customary covenants relating to proprietary rights and the related assignment of such rights.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between IAC and Mr. Levin, dated November 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ GREGG WINIARSKI
	Name:	Gregg Winiarski
	Title:	Executive Vice President,
General Counsel & Secretary

Date: November 22, 2017